Exhibit 99.1

Ooma Names Susan Butenhoff to its Board of Directors

PALO ALTO, CA – July 28, 2016 — Ooma, Inc. (NYSE: OOMA), a leading smart communications platform for small businesses and consumers, today announced the appointment of Susan Butenhoff to its board of directors. Butenhoff has 30 years of public relations experience assisting major multinational companies in communications and brand strategy. She is currently CEO at Access Emanate Communications and Global Tech Director for Ketchum Public Relations.

Ms. Butenhoff founded Access Communications in 1991. In 2008 she sold Access Communications to Ketchum Public Relations, one of the world’s largest public relations firms and a member of Omnicom. Throughout her tenure she has worked with C-level executives with such leading technology companies as Apple, Google, Intuit, PayPal, and Toshiba as well as consumer product power brands including California Closets, Clorox, Peet’s and Safeway.

“Susan brings a wealth of experience having worked with some of the biggest U.S. and international brands and I am pleased she will be joining the Ooma board,” said Eric Stang, CEO of Ooma, Inc. “I look forward to drawing from her knowledge as Ooma continues to grow its small business and consumer product and service offerings.”

“I have been an extremely happy Ooma customer for years and I’m honored to accept this role on Ooma’s board of directors,” said Susan Butenhoff, CEO of Access Emanate Communications. “I look forward to working closely with Eric, the executive team and other board members to successfully execute Ooma’s corporate initiatives and help position the company as the leader in smart communications.”

Built on an innovative technology platform, the Ooma Telo smart home phone service provides all of the features of a traditional home telephone and more, without the high cost. Ooma Telo features excellent HD voice quality and reliability, even when customers encounter poor Internet performance. Ooma Telo also provides a host of advanced features, like automatically blocking telemarketers and other unwanted callers, and integrates with consumers’ favorite smart home devices including Amazon Echo, Nest Protect and Nest Thermostat.

Butenhoff holds a Bachelor of Arts from University of Sussex, England and an MPhil in International Relations from the University of Cambridge.

About Ooma, Inc.

Founded in 2004, Ooma creates new communications experiences for small businesses and consumers. Its smart platform serves as a communications hub, which offers cloud-based telephony and other connected services. Ooma combines PureVoice HD call quality and innovative features with mobile applications for reliable anytime, anywhere calling. The company has been ranked the No. 1 home phone service for overall satisfaction and value for five consecutive years by the leading consumer research publication. Ooma is also partnering with connected device makers to create smarter offices and homes. Ooma is available in stores and online from leading retailers. For more information about Ooma, please visit www.ooma.com or follow us on Twitter, LinkedIn or Facebook.

Ooma, PureVoice and the Ooma logo are trademarks of Ooma, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

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Media Contacts

Brian Jaquet / Ooma

brian.jaquet@ooma.com

(650) 300-2125

Vanessa Piccinini / Access Emanate Communications

AECTeamOoma@access-emanate.com

(415) 844-6252